EXHIBIT 10.38
EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of July 25, 2006 (the “Effective Date”), by and between Cytori Therapeutics, Inc., a Delaware corporation located at 3020 Callan Road, San Diego, CA 92121 (“Company”), and Elizabeth A. Scarbrough, an individual (“Employee”).

Whereas, the Company has eliminated the position of Vice President, Marketing & Development on July 25, 2006; and

Whereas, the Company and Employee wish to continue the Employment relationship in a new capacity through February 7, 2007;

Now therefore, in consideration of the mutual promises made by the parties to this Agreement, the parties agree as follows:

1. Duties and Compensation

(a) Employee is engaged by the Company as its Strategic Marketing & Development Advisor with duties as directed by the CEO and/or the President and otherwise customarily associated with that position.

(b) The Company shall pay to Employee in exchange for the services to be rendered hereunder a salary of Fifteen Thousand Four Hundred and Seventeen Dollars [$15,417.00] per month, payable twice a month on the fifteenth and last days of each month during which this Agreement is in force.

(c) In exchange for Company agreeing to enter into this Agreement, Employee shall be required to sign a full release of claims with respect to her past employment with the Company. The release shall be in the form attached hereto as Exhibit A. Company shall have the option to suspend its performance under this Agreement and the Stock Option Extension Agreement until such time as Employee has executed the full release of claims and the seven day period for revocation of the release has elapsed. In the event the release is not signed by Employee within the 45 day period, or in the event Employee revokes the release prior to the expiration of the 7 day revocation period, the parties agree that this Agreement and the Stock Option Extension Agreement shall immediately terminate and Company shall have no obligations to Employee under this Agreement, and all outstanding Company stock options described in the Stock Option Extension Agreement shall immediately terminate in their entirety.

2. Guaranteed Duration

The term of this Agreement shall commence on July 25, 2006 and shall end on February 7, 2007 (the”Term”) unless extended by mutual agreement. The employment relationship created by this Agreement is “at will” and may be terminated by either the Company or Employee at any time, with or without cause. Should the Company terminate Employee without cause prior to February 7, 2007, Employee shall receive, as severance, the balance of her monthly salary payments that would have otherwise been payable from such date of early termination through February 7, 2007.

3. Other Compensation / Benefits / Acknowledgements

Employee understands and agrees that by her employment hereunder that she shall not earn or accrue the right to any additional paid time off (or “PTO”), nor shall she be eligible from the Effective Date of this Agreement to the vesting of any stock options through the Company’s incentive stock option programs during the term of this Agreement. Employee expressly acknowledges and agrees that this Agreement shall serve as full and final compensation for any and all PTO that she may have accrued prior to the Effective Date. Employee also understands and agrees that she is eligible to participate in the Company’s flexible benefits plan for 2006/2007, but she agrees to not to submit for reimbursement of amounts in excess of that which she has paid into the plan.

Employee understands and agrees that she shall be entitled to participate in all other standard benefits offered by the Company through the term of this Agreement.

4. Agreement Relating to Confidential Information

Employee agrees that she shall continue to be covered by the Company’s Employment, Confidentiality and Assignment Agreement which she executed on March 28, 2003.

5. Noninterference

While employed by the Company and for two (2) years immediately following the termination of employment, Employee agrees not to interfere with the business of the Company by soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company.

Employee agrees that the duties under Sections 4 and 5 of this Agreement shall survive termination of employment with the Company.

6. Governing Law

This Agreement and the rights and obligations of the parties shall be governed and construed by the substantive laws of the State of California as applied to contracts that are executed and performed entirely in California. Exclusive jurisdiction and venue for any dispute arising out of or related to this Agreement shall lie with the federal and state courts located in and serving San Diego County, California.

7. Complete Agreement; Amendments

This Agreement, together with the Stock Option Extension Agreement and the Employment, Confidentiality and Assignment Agreement between Employee and the Company (including all exhibits and attachments thereto), are the entire agreement of the parties with respect to the subject matter hereof and thereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. If either party should waive any breach of any provision of this Agreement, he, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EMPLOYEE: Elizabeth A. Scarbrough /s/ Elizabeth A. Scarbrough	COMPANY: Cytori Therapeutics, Inc. By: Mark E. Saad Name: Mark E. Saad Title: Chief Financial Officer